Exhibit 99.1

The Lovesac Company Reports Second Quarter Fiscal 2022 Financial Results

Net Sales Growth of 65.4%

Comparable Sales Growth of 39.5%

Net Income (Loss) Improved to $8.4 million from $(1.1) million in the Prior Year Period

Second Quarter Adjusted EBITDA1 of $12.4 million

STAMFORD, Conn., September 9, 2021 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”) today announced financial results for the second quarter of fiscal 2022, which ended August 1, 2021.

Shawn Nelson, Chief Executive Officer, stated, “Across nearly every key operating metric, Lovesac’s quarterly results affirm the fundamental efficacy of our disruptive home furnishings model, the competitive advantages of our diversified supply chain and resulting strong in-stock positions, along with growing brand awareness. To that end, our very strong second quarter performance marks 14 consecutive quarters of 25%+ sales growth with profitability nicely ahead of expectations driven primarily by lower promotions and fixed cost leverage on this quarter’s 65% sales increase.”

Mr. Nelson continued, “The third quarter is off to a strong start and as we look to the second half of the year, we are confident in our ability to execute on our key strategic growth priorities and navigate the tight supply chain environment. With our strong positioning and unique competitive advantages, including our Circle-to-Consumer philosophy that will help us build long-term relationships with our most valued customers, we are very optimistic about the significant growth opportunities that lie ahead for Lovesac and our ability to drive value for all stakeholders.”

Key Measures for the Second Quarter and First Half of Fiscal 2022 Ending August 1, 2021:

(Dollars in millions, except per share amounts)

	Quarter Ended August 1, 2021	Quarter Ended August 2, 2020	% Inc (Dec)		First Half Ended August 1, 2021	First Half Ended August 2, 2020	% Inc (Dec)
Net Sales	$102.4	$61.9	65.4%		$185.4	$116.3	59.4%
Gross Profit	$59.0	$31.1	90.1%		$105.1	$58.3	80.2%
Gross Margin	57.6%	50.1%	749	bps	56.7%	50.2%	655	bps
Total Operating Expense	$50.0	$32.1	55.9%		$93.8	$67.8	38.5%
SG&A	$35.4	$23.4	51.3%		$66.1	$49.2	34.3%
SG&A as % of Net Sales	34.5%	37.7%	(321	)bps	35.7%	42.3%	(665	)bps
Advertising & Marketing	$13.0	$7.2	81.9%		$23.7	$15.4	54.4%
Advertising & Marketing as % of Net Sales	12.7%	11.6%	116	bps	12.8%	13.2%	(41	)bps
Basic EPS Income (Loss)	$0.56	$(0.08)	834.0%		$0.70	$(0.65)	207.5%
Diluted EPS Income (Loss)	$0.52	$(0.08)	788.2%		$0.66	$(0.65)	200.8%
Net Income (Loss)	$8.4	$(1.1)	863.2%		$10.5	$(9.5)	211.1%
Adjusted EBITDA[1]	$12.4	$2.2	467.5%		$17.7	$(3.5)	604.4%
Net Cash Provided by Operating Activities	$10.4	$12.6	(17.6)%		$0.8	$12.1	(93.6)%

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

	Percent Increase (Decrease) except showroom count
	Quarter Ended August 1, 2021	Quarter Ended August 2, 2020	First Half Ended August 1, 2021	First Half Ended August 2, 2020
Total Comparable Sales (2)(3)	39.5%	72.4%	43.5%	62.1%
Comparable Showroom Sales (3)	290.9%	(45.3)%	235.3%	(39.0)%
Internet Sales	(36.0)%	387.2%	(28.2)%	325.0%
Ending Showroom Count	123	97	123	97

2 Total comparable sales include showroom transactions through the point of sale and internet net sales.

3 Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is included in Net Sales. Showrooms were closed as required by local and state laws as a result of the COVID-19 pandemic effective March 18, 2020. As of the end of the fourth quarter of fiscal 2021, all showrooms had fully reopened to the walk-in phase, and remain open. We are abiding by federal, state and local guidelines with respect to the operating status of our showrooms.

Highlights for the Quarter Ended August 1, 2021:

●	The net sales increase of 65.4% was due to higher sales volume and lower promotional discounting, driving an increase in showroom sales of 387.1%, an increase in our “Other” channel which include pop-up-shops and shop-in-shops sales of 243.4%, partially offset by a decrease in internet sales of 36.0%. The increase in showroom sales was driven by an increase of 290.9% in comparable showroom sales with all showroom locations fully open in the current period versus the limited showroom operations in the prior year period due to COVID-19. The increase in sales in our “Other” channel was due to prior year closures of all pop-up-shop and shop-in-shop locations due to COVID-19 combined with an additional temporary online pop-up-shop on Costco.com. The decline in internet sales reflected the channel shift back to our showrooms that are now fully reopened.

●	Gross profit increased $28.0 million, or 90.1%, to $59.0 million in the thirteen weeks ended August 1, 2021 from $31.1 million in the thirteen weeks ended August 2, 2020. Gross margin increased to 57.6% of net sales in the thirteen weeks ended August 1, 2021 from 50.1% of net sales in the thirteen weeks ended August 2, 2020. The 749 basis points increase in gross margin was primarily driven by an increase of approximately 506 basis points due to lower promotional discounting, continuing vendor negotiations to assist with the mitigation of tariffs and continued shift of products from China to Vietnam, Malaysia, and Indonesia. Distribution expenses improved by 243 basis points over the prior year due to higher leverage of 793 basis points in warehousing and distribution costs, partially offset by the increase in inbound freight of 550 basis points due to escalating inbound container costs as well as some shift of inventory purchases back to China, which are impacted by the 25% tariff rate to help alleviate container congestion coming from our other overseas vendors.

●	SG&A expense as a percent of net sales decreased by 3.2% due to higher leverage within infrastructure investments, rent, insurance and selling related expenses, partially offset by deleverage in employment costs, equity-based compensation, and travel. The deleverage in certain expenses relate to the investments we are making into the business that were put on hold in the prior year relating to COVID-19 financial resilience measures and the acceleration of the expense related to equity-based compensation due to a triggering event in the second quarter of fiscal 2022.

●	Advertising and marketing expense increased 81.9% due to the reinstatement of marketing spend with showroom locations fully open in the current period versus the limited showroom operations in the prior year period due to COVID-19. As a percent of net sales, advertising and marketing increased by 116 basis points due to increased media activities and higher media costs compared to the COVID-19 impacted marketing levels in the second quarter of fiscal 2021.

●	Operating income was $9.0 million in the second quarter of fiscal 2022 compared to an operating loss of $1.0 million in the second quarter of fiscal 2021. Operating margin was 8.8% of net sales in the second quarter of fiscal 2022 compared to (1.7%) of net sales in the second quarter of fiscal 2021.

●	Net income was $8.4 million in the second quarter of fiscal 2022 compared to net loss of $1.1 million in the second quarter of fiscal 2021.

Highlights for the First Half Ended August 1, 2021:

●	The net sales increase of 59.4% was due to higher sales volume and lower promotional discounting, driving an increase in showroom sales of 260.3%, and an increase in our “Other” channel which include pop-up-shops and shop-in-shops sales of 107.7%, partially offset by a decrease in internet sales of 28.2%. The increase in showroom sales was driven by an increase of 235.3% in comparable showroom sales with all showroom locations fully open in the current period versus the limited showroom operations in the prior year period due to COVID-19. Sales in our “Other” channel increased due to prior year closures of all pop-up-shop and shop-in-shop locations also due to COVID-19 combined with 2 additional temporary online pop-up-shops on Costco.com. The decline in internet sales reflected the channel shift back to our showrooms that are now fully reopened.

●	Gross profit increased $46.8 million, or 80.2%, to $105.1 million in the twenty-six weeks ended August 1, 2021 from $58.3 million in the twenty-six weeks ended August 2, 2020. Gross margin increased to 56.7% of net sales in the twenty-six weeks ended August 1, 2021 from 50.2% of net sales in the twenty-six weeks ended August 2, 2020. The 655 basis points increase in gross margin was primarily driven by an increase of approximately 457 basis points due to lower promotional discounting, continuing vendor negotiations to assist with the mitigation of tariffs and continued shift of products from China to Vietnam, Malaysia, and Indonesia. Distribution expenses improved by 198 basis points over the prior year due to higher leverage of 945 basis points in warehousing and distribution costs, partially offset by the increase in inbound freight of 747 basis points due to escalating inbound container costs as well as some shift of inventory purchases back to China, which are impacted by the 25% tariff rate to help alleviate container congestion coming from our other overseas vendors.

●	SG&A expense as a percent of net sales decreased by 6.6% due to higher leverage within infrastructure investments, selling related expenses, rent, insurance, equity-based compensation, and travel.

●	Advertising and marketing expense increased 54.4% due to the reinstatement of marketing spend with showroom locations fully open in the current period versus the limited showroom operations in the prior year period due to COVID-19. As a percent of net sales, advertising and marketing decreased by 41 basis points due to improved performance in our media activities which has driven an increase in net sales, higher Sactional sales mix and higher average selling price.

●	Operating income was $11.3 million in the first half of fiscal 2022 compared to an operating loss of $9.4 million in the first half of fiscal 2021. Operating margin was 6.1% of net sales in the first half of fiscal 2022 compared to (8.1%) of net sales in the first half of fiscal 2021.

●	Net income was $10.5 million in the first half of fiscal 2022 compared to net loss of $9.5 million in the first half of fiscal 2021.

Other Financial Highlights as of August 1, 2021:

●	The cash and cash equivalents balance as of August 1, 2021 was $68.5 million as compared to $54.8 million as of August 2, 2020. There was less than $0.01 million outstanding on the Company’s line of credit related to timing of line of credit fees as of August 1, 2021 compared to no balance on the line of credit as of August 2, 2020. The Company’s availability under the line of credit was $22.5 million as of August 1, 2021 and $9.9 million as of August 2, 2020.

●	Total merchandise inventory was $75.0 million as of August 1, 2021 as compared to $41.0 million as of August 2, 2020.

Conference Call Information:

A conference call to discuss the financial results for the quarter ended August 1, 2021 is scheduled for today, September 9, 2021, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life® approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers.

Non-GAAP Information

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: the effect and consequences of COVID-19 on our business, sales, results of operations and financial condition; changes in consumer spending and shopping preferences, and economic conditions; our ability to achieve or sustain profitability; our ability to manage and sustain our growth effectively, including our ecommerce business, forecast our operating results, and manage inventory levels; our ability to advance, implement or achieve our sustainability, growth and profitability goals through leveraging our Designed for Life and Circle-to-Consumer philosophies; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; implementing and maintaining effective internal control over financial reporting; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Rachel Schacter, ICR

(203) 682-8200

InvestorRelations@lovesac.com

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	August 1, 2021	January 31, 2021
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$68,487,569	$78,341,101
Trade accounts receivable	7,363,359	4,513,460
Merchandise inventories	74,991,843	50,416,712
Prepaid expenses and other current assets	10,602,702	10,128,353

Total Current Assets	161,445,473	143,399,626

Property and equipment, net	29,530,483	25,867,980

Operating lease right-of-use assets	88,900,462	-

Other Assets
Goodwill	143,562	143,562
Intangible assets, net	1,189,013	1,517,032
Deferred financing costs, net	45,335	90,671

Total Other Assets	1,377,910	1,751,265

Total Assets	$281,254,328	$171,018,871

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$25,888,209	$24,310,972
Accrued expenses	19,867,021	17,187,694
Payroll payable	4,821,714	6,361,677
Customer deposits	13,365,940	5,992,633
Current operating lease liabilities	14,536,004	-
Sales taxes payable	2,139,824	2,470,593

Total Current Liabilities	80,618,712	56,323,569

Deferred Rent	-	6,748,747

Operating Lease Liability, long-term	83,707,124	-

Line of Credit	115	-

Total Liabilities	164,325,951	63,072,316

Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of August 1, 2021 and January 31, 2021.	-	-
Common Stock $.00001 par value, 40,000,000 shares authorized, 15,105,826 shares issued and outstanding as of August 1, 2021 and 15,011,556 shares issued and outstanding as of January 31, 2021.	151	150
Additional paid-in capital	169,855,660	171,382,086
Accumulated deficit	(52,927,434)	(63,435,681)

Stockholders’ Equity	116,928,377	107,946,555

Total Liabilities and Stockholders’ Equity	$281,254,328	$171,018,871

The Company adopted ASC 842, Leases as of February 1, 2021 under the modified retrospective approach and has not revised comparative periods.

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2021	August 2, 2020	August 1, 2021	August 2, 2020

Net sales	$102,447,339	$61,945,410	$185,362,758	$116,317,817
Cost of merchandise sold	43,415,701	30,889,870	80,255,012	57,978,708
Gross profit	59,031,638	31,055,540	105,107,746	58,339,109

Operating expenses
Selling, general and administration expenses	35,385,196	23,383,525	66,103,378	49,214,927
Advertising and marketing	13,035,551	7,166,537	23,715,916	15,362,122
Depreciation and amortization	1,602,543	1,543,902	4,022,247	3,179,562
Total operating expenses	50,023,290	32,093,964	93,841,541	67,756,611

Operating income (loss)	9,008,348	(1,038,424)	11,266,205	(9,417,502)
Interest (expense) income, net	(45,426)	(34,729)	(89,564)	21,627
Net income (loss) before taxes	8,962,922	(1,073,153)	11,176,641	(9,395,875)
Provision for income taxes	(515,208)	(33,771)	(668,394)	(58,800)
Net income (loss)	$8,447,714	$(1,106,924)	$10,508,247	$(9,454,675)

Net income (loss) per common share:
Basic	$0.56	$(0.08)	$0.70	$(0.65)
Diluted	$0.52	$(0.08)	$0.66	$(0.65)

Weighted average number of common shares outstanding:
Basic	15,096,528	14,518,929	15,034,954	14,499,505
Diluted	16,100,927	14,518,929	16,039,352	14,499,505

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Twenty-six weeks ended
	August 1, 2021	August 2, 2020
Cash Flows from Operating Activities
Net income (loss)	$10,508,247	$(9,454,675)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	3,479,175	3,015,012
Amortization of other intangible assets	543,072	164,550
Amortization of deferred financing fees	45,336	42,394
Net loss on disposal of property and equipment	-	5,487
Equity based compensation	1,739,188	1,575,183
Deferred rent	-	2,360,113
Non-cash operating lease cost	9,012,071	-
Impairment of right of use lease asset	553,990	-
Changes in operating assets and liabilities:
Trade accounts receivable	(2,849,899)	961,404
Merchandise inventories	(24,575,131)	(4,614,759)
Prepaid expenses and other current assets	460,419	2,375,123
Accounts payable and accrued expenses	2,830,247	8,201,988
Operating lease liabilites	(8,351,325)	-
Customer deposits	7,373,307	7,441,436
Net Cash Provided by Operating Activities	768,697	12,073,256
Cash Flows from Investing Activities
Purchase of property and equipment	(7,141,678)	(4,917,262)
Payments for patents and trademarks	(215,053)	(354,143)
Net Cash Used in Investing Activities	(7,356,731)	(5,271,405)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(3,369,613)	(455,420)
Proceeds from the exercise of warrants	104,000	-
Proceeds from the line of credit	115	-
Payment of deferred financing costs	-	(50,000)
Net Cash Used in Financing Activities	(3,265,498)	(505,420)
Net Change in Cash and Cash Equivalents	(9,853,532)	6,296,431
Cash and Cash Equivalents - Beginning	78,341,101	48,538,827
Cash and Cash Equivalents - Ending	$68,487,569	$54,835,258
Supplemental Cash Flow Disclosures
Cash paid for taxes	$669,899	$58,800
Cash paid for interest	$31,504	$37,557

THE LOVESAC COMPANY

RECONCILATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(dollars in thousands)	August 1, 2021	August 2, 2020	August 1, 2021	August 2, 2020
Net income (loss)	$8,447	$(1,107)	$10,508	$(9,455)
Interest expense (income), net	45	35	90	(22)
Taxes	515	34	668	59
Depreciation and amortization	1,603	1,544	4,022	3,180
EBITDA	10,610	506	15,288	(6,238)
Management fees (a)	-	125	-	250
Deferred rent (b)	-	872	-	856
Equity-based compensation (c)	1,239	677	1,893	1,575
Loss on disposal of property and equipment (d)	-	5	-	5
Impairment of right of use lease asset (e)	554	-	554	-
Other non-recurring expenses (f)(g)	-	-	-	36
Adjusted EBITDA	$12,403	$2,185	$17,735	$(3,516)

(a)	Represents management fees and expenses charged by our equity sponsors.

(b)	Represents the difference between rent expense recorded and the amount paid by the Company. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease terms. The Company adopted ASC 842 at the beginning of fiscal 2022 therefore we no longer recognize deferred rent.

(c)	Represents expenses, such as compensation expense and employer taxes related to RSU equity vestings and exercises associated with stock options and restricted stock units granted to our associates and board of directors.

(d)	Represents the loss on disposal of fixed assets related to Showroom remodeling.

(e)	Represents the impairment of the right of use lease asset for one showroom for which the fixed assets had been impaired in the prior fiscal year.

(f)	There were no other non-recurring expenses in the thirteen weeks ended August 1, 2021 and August 2, 2020, respectively.

(g)	There were no other non-recurring expenses in the twenty-six weeks ended August 1, 2021. Other non-recurring expenses in the twenty-six weeks ended August 2, 2020 are related to $36 in professional and legal fees related to financing initiatives.